Exhibit 99.1

FLOWERS FOODS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

THOMASVILLE, Ga., February 12, 2026 – Flowers Foods, Inc. (NYSE: FLO) today reported financial results for the company’s 13-week fourth quarter and 53-week fiscal year ended January 3, 2026.

Fourth Quarter Summary:

Compared to the prior year fourth quarter where applicable

•
Net sales(1) increased 11.0% to $1.233 billion as the extra week, Simple Mills acquisition benefit, and higher price/mix more than offset volume declines.
•
Net income decreased $110.2 million to a net loss of $67.1 million, primarily due to a $136.0 million non-cash impairment of intangible assets. Adjusted net income(2) decreased 1.5% to $45.8 million.
•
Adjusted EBITDA(2) increased 14.7% to $117.4 million, representing 9.5% of net sales, a 30-basis point increase.
•
Diluted EPS decreased $0.52 to a net loss per share of $0.32. Adjusted diluted EPS(2) was consistent with the prior year period at $0.22. The additional week contributed $0.02.
•
Simple Mills contributed $57.5 million in net sales, net loss of $6.2 million, $6.3 million to adjusted EBITDA(2), and ($0.03) to diluted EPS(2).

Fiscal 2025 Summary:

Compared to the prior year where applicable

•
Net sales(1) increased 3.0% to $5.256 billion as the 53rd week and Simple Mills acquisition benefit more than offset volume declines and lower price/mix.
•
Net income decreased 66.2% to $83.8 million, representing 1.6% of sales, a 330-basis point decrease, primarily due to a $136.0 million non-cash impairment of intangible assets. Adjusted net income(2) decreased 14.7% to $231.6 million.
•
Adjusted EBITDA(2) decreased 0.6% to $535.2 million, representing 10.2% of net sales, a 40-basis point decrease.
•
Diluted EPS decreased $0.77 to $0.40. Adjusted diluted EPS(2) decreased $0.19 to $1.09. The additional week contributed $0.02.
•
Simple Mills contributed $213.9 million in net sales, net loss of $14.4 million, $32.0 million to adjusted EBITDA(2), and ($0.07) to diluted EPS(2).

Chairman and CEO Remarks:

“Flowers concluded 2025 on a positive note driven by the strong performance of our leading brands,” said Ryals McMullian, chairman and CEO of Flowers Foods. “Our disciplined execution of efficiency initiatives produced results at the high end of our guidance range. We remain committed to implementing further enhancements to drive improved results as we navigate ongoing category challenges.

“Looking ahead to 2026, we anticipate these category headwinds, combined with one fewer week of operations, will result in financial performance below 2025 levels. In response, we are conducting a comprehensive review of our operations, including our brand portfolio, supply chain, and financial strategy. Our leading brands and strong cash flow position us well as we undertake this operational review. We are confident it will drive category outperformance and enhance long-term value for our shareholders.”

For the 52-week Fiscal 2026, the Company Expects:

•
Net sales of approximately $5.163 billion to $5.267 billion, representing a -1.8% to 0.2% change compared to the prior year.
•
Adjusted EBITDA(3) in the range of approximately $465 million to $495 million.
•
Adjusted diluted EPS(3) of approximately $0.80 to $0.90.

The company’s outlook is based on the following assumptions:

•
Depreciation and amortization of approximately $165 million to $170 million.
•
Net interest expense of approximately $65 million to $70 million.
•
An effective tax rate of approximately 26%.
•
Weighted average diluted share count for the year of approximately 213.5 million shares.

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 13-Week Period Ended	For the 12-Week Period Ended
	January 3, 2026	December 28, 2024
Net (loss) income per diluted common share	$(0.32)	$0.20
Business process improvement costs	NM	NM
Plant closure costs and impairment of assets	—	NM
Restructuring-related implementation costs	0.03	—
Impairment of intangible assets	0.48	—
Legal settlements and related costs	—	0.01
Acquisition and integration-related costs	0.01	0.01
Loss on inferior ingredients	0.01	—
Pension plan settlement loss	—	NM
Adjusted net income per diluted common share	$0.22	$0.22

NM - not meaningful. Certain amounts may not add due to rounding.

Consolidated Fourth Quarter Operating Highlights

Compared to the prior year fourth quarter where applicable

•
Net sales increased 11.0% to $1.233 billion. Pricing/mix(4) increased 0.7%, volume(5) declined 2.2%, and the extra week and the Simple Mills acquisition added 7.8% and 4.7%, respectively.
•
Branded Retail net sales increased $115.3 million, or 16.6%, to $811.6 million due to the extra week, acquisition contribution, and increased pricing/mix(4), partially offset by volume declines. Pricing/mix(4) increased 2.3%, volume(5) decreased 1.7%, the Simple Mills acquisition and extra week contributed 7.7% and 8.3%, respectively.
•
Other net sales increased $6.5 million, or 1.6%, to $421.3 million due to the extra week, partially offset by unfavorable price/mix and lower volumes. Pricing/mix(4) declined 2.5%, volume(5) decreased 2.7%, and the extra week contributed 6.8%.
•
Materials, supplies, labor, and other production costs (exclusive of depreciation and amortization) were 51.5% of net sales, a 30-basis point increase. These costs increased as a percentage of net sales mostly due to increased outside purchases of product (sales with no associated ingredient costs), partially offset by lower workforce-related and ingredient costs.
•
Selling, distribution, and administrative (SD&A) expenses were 39.9% of net sales, a 10-basis point decrease. SD&A expenses decreased slightly as a percentage of net sales primarily due to lower distributor distribution fees and the addition of Simple Mills, partly offset by increased workforce-related costs largely related to the California conversion and the impact of wage increases, and restructuring-related implementation costs. Excluding matters affecting comparability, adjusted SD&A(2) was 39.0% of net sales, a 60-basis point decrease.
•
Impairment of intangible assets was $136.0 million related to finite-lived intangible assets with a triggering event in the fourth quarter and the loss on inferior ingredients was $2.7 million. The prior year quarter included plant closure costs and impairment of assets of $0.5 million.
•
Depreciation and amortization (D&A) expenses were $38.5 million or 3.1% of net sales, a 20-basis point decrease.
•
Net interest expense increased $11.4 million primarily due to higher interest expense from the issuance of debt to fund the Simple Mills acquisition and related fees and expenses.
•
Net income decreased $110.2 million to a net loss of $67.1 million, primarily due to a $136.0 million non-cash impairment of intangible assets, and diluted EPS decreased $0.52 to a net loss per share of $0.32. Adjusted net income(2) decreased 1.5% to $45.8 million and adjusted diluted EPS(2) was consistent with the prior-year period at $0.22.
•
Adjusted EBITDA(2) increased 14.7% to $117.4 million, representing 9.5% of net sales, a 30-basis point increase.
•
Simple Mills contributed $57.5 million in net sales, net loss of $6.2 million, $6.3 million to adjusted EBITDA(2), and ($0.03) to diluted EPS.

Cash Flow, Capital Allocation, and Capital Return

For fiscal year 2025, cash flow from operating activities increased $33.5 million to $446.2 million, capital expenditures decreased $5.0 million to $127.1 million, and dividends paid to shareholders increased $6.3 million to $209.3 million. Cash and cash equivalents were $12.1 million at year end.

(1)
Any reference to sales refers to net sales inclusive of allowances and deductions against gross sales for variable consideration and consideration payable to customers
(2)
Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release. Earnings are net income. EBITDA and Adjusted EBITDA are reconciled to net income.
(3)
No reconciliation of the forecasted range for (i) adjusted EBITDA to net income or (ii) adjusted diluted EPS to diluted EPS for the 52-week Fiscal 2026 is included in this press release because the company is unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliation would imply a degree of precision that would be confusing or misleading to investors. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.
(4)
Calculated as (current year period units X change in price per unit) / prior year period net sales dollars
(5)
Calculated as (prior year period price per unit X change in units) / prior year period net sales dollars

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, Flowers Foods will post pre-recorded management remarks and a supporting slide presentation on the investors page of flowersfoods.com. The company will host a live question and answer webcast at 8:30 a.m. Eastern Time on February 13, 2026, which will be archived on the investors page along with the other related materials.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2025 net sales of $5.3 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Canyon Bakehouse, Simple Mills, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: Eric Jacobson, InvestorRelations@flocorp.com

Media Contact: http://flowersfoods.com/contact/

Forward-Looking Statements

Statements contained in this press release and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our business and our future financial condition and results of operations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended December 28, 2024 (the “Form 10-K”) and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) supply chain conditions and any related impact on energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues and the impacts of tariffs, including retaliatory tariffs); and (7) accounting standards or tax rates in the markets in which we operate, (b) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (c) changes in consumer behavior, trends and preferences, including health and whole grain trends and consumer buying habits, the movement toward less expensive store branded products, and the continued reduction of purchases in the fresh packaged bread category, (d) the level of success we achieve in developing and introducing new products and entering new markets, (e) our ability to implement new technology and customer requirements as required, (f) our ability to operate existing, and any new, manufacturing lines according to schedule, (g) our ability to implement and achieve our corporate responsibility goals in accordance with regulatory requirements and the expectations of our stakeholders, suppliers, and customers; (h) our ability to execute our business strategies which may involve, among other things, (1) the ability to realize the intended benefits of completed, planned or contemplated acquisitions, dispositions or joint ventures, such as the acquisition of Simple Mills, (2) the deployment of new systems (e.g., our enterprise resource planning ("ERP") system), distribution channels and technology, and (3) an enhanced organizational structure (e.g., our sales and supply chain reorganization), (i) consolidation within the baking industry and related industries, (j) changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry, (k) our ability to adjust pricing to offset, or partially offset, inflationary pressure or tariffs (including retaliatory tariffs) on the cost of our products, including ingredient and packaging costs; (l) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body that could affect the independent contractor classifications of the independent distributor partners (“IDPs”), and changes to our direct-store-delivery distribution model in California, (m) increasing legal complexity and legal proceedings that we are or may become subject to, (n) labor shortages and turnover or increases in employee and employee-related costs, (o) the credit, business, and legal risks associated with IDPs and customers, which operate in the highly competitive retail food and foodservice industries, (p) any business disruptions due to political instability, pandemics, armed hostilities, incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (q) the failure of our information technology systems to perform adequately, including any interruptions, intrusions, cyber-attacks or security breaches of such systems or risks associated with the implementation of the upgrade of our ERP system; and (r) the potential impact of climate change on the company, including physical and transition risks, our availability or restriction of resources, higher regulatory and compliance costs, reputational risks, and our availability of capital on attractive terms. The foregoing list of important factors does not include all such factors, nor does it necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of our Form 10-K, Part II, Item 1A., Risk Factors, of the Form 10-Q for the quarter ended October 4, 2025 and subsequent filings with the SEC for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), and gross margin excluding depreciation and amortization. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, to exclude additional costs that the company considers important to present to investors to increase the investors’ insights about the company’s core operations. These costs include, but are not limited to, the costs of closing a plant or costs associated with acquisition and integration-related activities, restructuring activities, certain impairment charges, legal settlements, costs to implement an enterprise resource planning system and enhance bakery digital capabilities (business process improvement costs) to provide investors direct insight into these costs, and other costs impacting past and future comparability. The company believes that these measures, when considered together with its GAAP financial results, provide management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges. Adjusted EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan (Amended and Restated Effective May 25, 2023).

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	January 3, 2026	December 28, 2024
Assets
Cash and cash equivalents	$12,100	$5,005
Other current assets	694,753	631,242
Property, plant and equipment, net	952,725	964,320
Right-of-use leases, net	321,116	318,785
Distributor notes receivable (1)	130,723	128,199
Other assets	40,007	46,631
Cost in excess of net tangible assets, net	2,032,437	1,306,265
Total assets	$4,183,861	$3,400,447
Liabilities and Stockholders’ Equity
Current liabilities	$502,804	$480,079
Long-term debt (2)	1,755,132	1,021,644
Right-of-use lease liabilities (3)	325,075	322,989
Other liabilities	297,363	165,621
Stockholders’ equity	1,303,487	1,410,114
Total liabilities and stockholders’ equity	$4,183,861	$3,400,447

(1) Includes current portion of $22,241 and $20,117, respectively.

(2) Includes current portion of $399,575 and $0, respectively.

(3) Includes current portion of $73,778 and $68,524, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 13-Week Period Ended	For the 12-Week Period Ended	For the 53-Week Period Ended	For the 52-Week Period Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Net sales	$1,232,860	$1,111,125	$5,256,479	$5,103,487
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	634,476	568,463	2,687,585	2,577,220
Selling, distribution, and administrative expenses	492,366	444,042	2,075,368	2,001,052
Restructuring charges	—	—	6,083	7,403
Plant closure costs and impairment of assets	—	450	7,397	10,310
Impairment of intangible assets	135,981	—	135,981	—
Loss on inferior ingredients	2,657	—	2,657	—
Depreciation and amortization expense	38,460	36,817	167,427	159,210
(Loss) income from operations	(71,080)	61,353	173,981	348,292
Other pension (benefit) cost	(88)	122	(381)	(273)
Interest expense, net	15,757	4,326	59,294	19,623
(Loss) income before income taxes	(86,749)	56,905	115,068	328,942
Income tax (benefit) expense	(19,677)	13,783	31,243	80,826
Net (loss) income	$(67,072)	$43,122	$83,825	$248,116
Net (loss) income per diluted common share	$(0.32)	$0.20	$0.40	$1.17
Diluted weighted average shares outstanding	211,420	212,192	212,107	212,137

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 13-Week Period Ended	For the 12-Week Period Ended	For the 53-Week Period Ended	For the 52-Week Period Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Cash flows from operating activities:
Net (loss) income	$(67,072)	$43,122	$83,825	$248,116
Adjustments to reconcile net (loss) income to net cash from operating activities:
Total non-cash adjustments	163,184	63,149	370,821	245,992
Changes in assets and liabilities	29,268	24,023	(8,443)	(81,444)
Net cash provided by operating activities	125,380	130,294	446,203	412,664
Cash flows from investing activities:
Purchase of property, plant and equipment	(46,808)	(45,464)	(127,113)	(132,088)
Proceeds from sale of property, plant and equipment	39	100	616	2,140
Acquisition of business, net of cash acquired	—	—	(791,928)	—
Other	(992)	(14,363)	(24,730)	(42,721)
Net cash disbursed for investing activities	(47,761)	(59,727)	(943,155)	(172,669)
Cash flows from financing activities:
Dividends paid	(52,267)	(50,544)	(209,306)	(203,033)
Stock repurchases	—	—	(5,499)	(22,703)
Net change in debt borrowings	(25,000)	(32,800)	739,880	(27,800)
Payment of financing fees	—	—	(10,120)	(190)
Other	(4,983)	2,807	(10,908)	(3,791)
Net cash (disbursed for) provided by financing activities	(82,250)	(80,537)	504,047	(257,517)
Net (decrease) increase in cash and cash equivalents	(4,631)	(9,970)	7,095	(17,522)
Cash and cash equivalents at beginning of period	16,731	14,975	5,005	22,527
Cash and cash equivalents at end of period	$12,100	$5,005	$12,100	$5,005

Flowers Foods, Inc.

Net Sales by Sales Class and Net Sales Bridge

(000’s omitted)

Net Sales by Sales Class

Net Sales by Sales Class	For the 13-Week Period Ended	For the 12-Week Period Ended
	January 3, 2026	December 28, 2024	$ Change	% Change
Branded Retail	$811,575	$696,321	$115,254	16.6%
Other	421,285	414,804	6,481	1.6%
Total Net Sales	$1,232,860	$1,111,125	$121,735	11.0%

Net Sales by Sales Class	For the 53-Week Period Ended	For the 52-Week Period Ended
	January 3, 2026	December 28, 2024	$ Change	% Change
Branded Retail	$3,462,854	$3,259,267	$203,587	6.2%
Other	1,793,625	1,844,220	(50,595)	(2.7)%
Total Net Sales	$5,256,479	$5,103,487	$152,992	3.0%

Net Sales Bridge

For the 13-week period ended January 3, 2026	Branded Retail	Other	Total
Pricing/mix^*	2.3%	(2.5)%	0.7%
Volume*	(1.7)%	(2.7)%	(2.2)%
Acquisition (excluding impact of Week 53)	7.7%	0.0%	4.7%
12-week vs. 12-week comparison	8.3%	(5.2)%	3.2%
Impact of Week 53	8.3%	6.8%	7.8%
Total percentage point change in net sales	16.6%	1.6%	11.0%

For the 53-week period ended January 3, 2026	Branded Retail	Other	Total
Pricing/mix^*	(0.5)%	(1.7)%	(0.8)%
Volume*	(1.5)%	(2.6)%	(2.0)%
Acquisition (excluding impact of Week 53)	6.4%	0.0%	4.1%
52-week vs. 52-week comparison	4.4%	(4.3)%	1.3%
Impact of Week 53	1.8%	1.6%	1.7%
Total percentage point change in net sales	6.2%	(2.7)%	3.0%

The table above presents certain sales by category that have been reclassified from amounts previously reported to conform to the current period presentation.
^ Includes sales reductions from variable consideration and payments to customers.
* Computations above are calculated as follows (the Total column is consolidated and is not adding the Branded Retail and Other columns):
Price/Mix $ = Current year period units × change in price per unit
Price/Mix % = Price/Mix $ ÷ Prior year period Net Sales $

Volume $ = Prior year period price per unit × change in units
Volume % = Volume $ ÷ Prior year period Net Sales $

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of (Loss) Earnings per Share to Adjusted Earnings per Share
	For the 13-Week Period Ended	For the 12-Week Period Ended	For the 53-Week Period Ended	For the 52-Week Period Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Net (loss) income per diluted common share	$(0.32)	$0.20	$0.40	$1.17
Business process improvement costs	NM	NM	0.01	0.02
Plant closure costs and impairment of assets	—	NM	0.03	0.04
Restructuring charges	—	—	0.02	0.03
Restructuring-related implementation costs	0.03	—	0.07	0.01
Impairment of intangible assets	0.48	—	0.48	—
Acquisition and integration-related costs	0.01	0.01	0.07	0.01
Legal settlements and related costs	—	0.01	NM	0.01
Loss on inferior ingredients	0.01	—	0.01	—
Pension plan settlement loss	—	NM	—	NM
Adjusted net income per diluted common share	$0.22	$0.22	$1.09	$1.28
NM - not meaningful.
Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 13-Week Period Ended	For the 12-Week Period Ended	For the 53-Week Period Ended	For the 52-Week Period Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Net sales	$1,232,860	$1,111,125	$5,256,479	$5,103,487
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	634,476	568,463	2,687,585	2,577,220
Gross margin excluding depreciation and amortization	598,384	542,662	2,568,894	2,526,267
Less depreciation and amortization for production activities	21,192	20,252	90,946	87,833
Gross margin	$577,192	$522,410	$2,477,948	$2,438,434
Depreciation and amortization for production activities	$21,192	$20,252	$90,946	$87,833
Depreciation and amortization for selling, distribution, and administrative activities	17,268	16,565	76,481	71,377
Total depreciation and amortization	$38,460	$36,817	$167,427	$159,210

	Reconciliation of Selling, Distribution, and Administrative Expenses to Adjusted SD&A
	For the 13-Week Period Ended	For the 12-Week Period Ended	For the 53-Week Period Ended	For the 52-Week Period Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Selling, distribution, and administrative expenses (SD&A)	$492,366	$444,042	$2,075,368	$2,001,052
Business process improvement costs	(1,057)	1,250	(3,368)	(4,529)
Restructuring-related implementation costs	(8,811)	—	(19,529)	(2,979)
Acquisition and integration-related costs	(1,534)	(2,008)	(17,904)	(2,008)
Legal settlements and related costs	—	(2,973)	(902)	(3,800)
Adjusted SD&A	$480,964	$440,311	$2,033,665	$1,987,736

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
	For the 13-Week Period Ended	For the 12-Week Period Ended	For the 53-Week Period Ended	For the 52-Week Period Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Net (loss) income	$(67,072)	$43,122	$83,825	$248,116
Income tax (benefit) expense	(19,677)	13,783	31,243	80,826
Interest expense, net	15,757	4,326	59,294	19,623
Depreciation and amortization	38,460	36,817	167,427	159,210
EBITDA	(32,532)	98,048	341,789	507,775
Other pension (benefit) cost	(88)	122	(381)	(273)
Business process improvement costs	1,057	(1,250)	3,368	4,529
Plant closure costs and impairment of assets	—	450	7,397	10,310
Restructuring charges	—	—	6,083	7,403
Restructuring-related implementation costs	8,811	—	19,529	2,979
Impairment of intangible assets	135,981	—	135,981	—
Acquisition and integration-related costs	1,534	2,008	17,904	2,008
Legal settlements and related costs	—	2,973	902	3,800
Loss on inferior ingredients	2,657	—	2,657	—
Adjusted EBITDA	$117,420	$102,351	$535,229	$538,531
Net sales	$1,232,860	$1,111,125	$5,256,479	$5,103,487
Adjusted EBITDA margin	9.5%	9.2%	10.2%	10.6%

	Reconciliation of Income Tax (Benefit) Expense to Adjusted Income Tax Expense
	For the 13-Week Period Ended	For the 12-Week Period Ended	For the 53-Week Period Ended	For the 52-Week Period Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Income tax (benefit) expense	$(19,677)	$13,783	$31,243	$80,826
Tax impact of:
Business process improvement costs	264	(313)	842	1,132
Plant closure costs and impairment of assets	—	112	1,850	2,578
Restructuring charges	—	—	1,521	1,851
Restructuring-related implementation costs	2,202	—	4,882	745
Impairment of intangible assets	33,995	—	33,995	—
Acquisition and integration-related costs	77	502	2,093	502
Legal settlements and related costs	—	743	226	950
Loss on inferior ingredients	664	—	664	—
Pension plan settlement loss	—	60	—	60
Adjusted income tax expense	$17,525	$14,887	$77,316	$88,644

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net (Loss) Income to Adjusted Net Income
	For the 13-Week Period Ended	For the 12-Week Period Ended	For the 53-Week Period Ended	For the 52-Week Period Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Net (loss) income	$(67,072)	$43,122	$83,825	$248,116
Business process improvement costs	793	(937)	2,526	3,397
Plant closure costs and impairment of assets	—	338	5,547	7,732
Restructuring charges	—	—	4,562	5,552
Restructuring-related implementation costs	6,609	—	14,647	2,234
Impairment of intangible assets	101,986	—	101,986	—
Acquisition and integration-related costs	1,457	1,506	15,811	1,506
Legal settlements and related costs	—	2,230	676	2,850
Loss on inferior ingredients	1,993	—	1,993	—
Pension plan settlement loss	—	181	—	181
Adjusted net income	$45,766	$46,440	$231,573	$271,568